Exhibit 99.3

Consent of Morgan Stanley & Co. LLC

We hereby consent to the use in the Registration Statement of Advanced Micro Devices, Inc. (“AMD”) on Form S-4 and in the Joint Proxy Statement/Prospectus of AMD and Xilinx, Inc. (“Xilinx”), which forms part of the Registration Statement, of our opinion dated October 26, 2020 appearing as Annex D to such Joint Proxy Statement/Prospectus, and to the description of such opinion and to the references to our name contained therein under the headings “Summary—Opinion of Xilinx’s Financial Advisors—Opinion of Morgan Stanley”, “Risk Factors—Risks Relating to the Merger”, “The Merger—Background of the Merger”, “The Merger—Recommendation of the Xilinx Board of Directors; Xilinx’s Reasons for the Merger”, “The Merger—Opinion of Xilinx’s Financial Advisors—Opinion of Morgan Stanley”, “The Merger—AMD Unaudited Financial Projections” and “The Merger—Xilinx Unaudited Financial Projections.” In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

MORGAN STANLEY & CO. LLC

By:	/s/ Anthony Armstrong
Name:	Anthony Armstrong
Title:	Managing Director

December 2, 2020